Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Announces Hilcorp’s 2021 Capital Plan

HOUSTON, Texas, February 24, 2021 – The San Juan Basin Royalty Trust (NYSE:SJT) (the “Trust”) announced today that the operator of the Trust’s Subject Interests, Hilcorp Energy Company (“Hilcorp”), has provided the Trust with its 2021 capital project plan for the Subject Interests (the “2021 Plan”). Hilcorp has estimated its 2021 capital expenditures for the Subject Interests to be $0.3 million.

The principal asset of the Trust is a 75% net overriding royalty interest (the “Subject Interests”) carved out of certain oil and gas leasehold and royalty interests in properties owned by Hilcorp located in the San Juan Basin, and more specifically in the San Juan, Rio Arriba and Sandoval counties of northwestern New Mexico.

Hilcorp informed the Trust that the 2021 Plan allocates primarily all of the $0.3 million towards facilities projects related to natural gas compression. Due to the current low prices for natural gas, Hilcorp informed the Trust that it does not plan to conduct any new drill projects or recompletions within the Subject Interests during 2021. However, Hilcorp advised the Trust that the 2021 Plan is subject to revision if Hilcorp changes its assumptions underlying the 2021 Plan, particularly changes in the prices of natural gas.

Hilcorp’s actual capital expenditures during its 2020 accounting period (which corresponds to the Trust’s distribution months of March 2020 through February 2021), totaled approximately $0.4 million. Hilcorp allocated its 2020 capital spending primarily towards facilities projects related to natural gas compression.

Contact:	San Juan Basin Royalty Trust

BBVA USA, Trustee

Joshua R. Peterson, Head of Trust Real Assets & Mineral Resources

and Senior Vice President

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Website: www.sjbrt.com     e-mail:    sjt.us@bbva.com

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” “subject to,” “assumes,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, the accuracy of certain information provided to the Trust by Hilcorp, the volatility of oil and natural gas prices, the impact of governmental regulation or action on the Subject Interests, litigation, and uncertainties about the estimates of natural gas and oil reserves within the Subject Interests. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.